Exhibit 16.1

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

We have read the statements contained under the Change in Independent Accountants section in the registration statement on Form S-1 of Sinda Ltd. to be filed with the Securities and Exchange Commission on or about June 5, 2026. We agree with the statements concerning our firm contained therein. We have no basis on which to agree or disagree with any of the other statements contained therein.

/s/ Plante & Moran, PLLC

Denver, Colorado

June 5, 2026